Exhibit 10.12

LATTICE SEMICONDUCTOR CORPORATION

2013 INCENTIVE PLAN

NOTICE OF PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AND GLOBAL PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

The Participant has been granted this Restricted Stock Unit (“RSU”) award according to the terms below and subject to the terms and conditions of the Lattice Semiconductor Corporation 2013 Incentive Plan (the “Plan”) and this Notice of Performance-Based Restricted Stock Unit Award and Global Restricted Stock Unit Agreement (the “Notice of Grant”), the Terms and Conditions of Performance-Based Restricted Stock Unit Award attached hereto as Exhibit A, the Performance Matrix attached hereto as Exhibit B, the Country-Specific Provisions attached hereto as Exhibit C, and any other appendices and exhibits to these documents (all together, the “Agreement”), as follows:

Participant

Participant I.D.

Grant Number

Grant Date

Vesting Commencement Date

Target Number of RSUs

Maximum Number of RSUs

Performance Periods: First Performance Period: Fiscal year ending January 1, 2022

Second Performance Period: Fiscal year ending December 31, 2022

Third Performance Period: Fiscal year ending December 30, 2023

Fourth Performance Period: Fiscal year ending December 28, 2024

Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan.

Vesting Schedule:

The Target Number of RSUs will be allocated into four separate tranches (each, a “Tranche”) as follows:

●	1/4 of the Target Number of RSUs will be allocated to the First Performance Period;
●	1/4 of the Target Number of RSUs will be allocated to the Second Performance Period;
●	1/4 of the Target Number of RSUs will be allocated to the Third Performance Period; and
1/4 of the Target Number of RSUs will be allocated to the Fourth Performance Period.

If the Target Number of RSUs is not evenly divisible into four Tranches, each of the first three Tranches will be 1/4 of the Target Number of RSUs, rounded down to the nearest whole RSU and any fractional RSUs will be allocated to the Second Performance Period.

Unless the vesting is accelerated, the number of RSUs in each Tranche that will become eligible to vest according to the applicable vesting schedule below (“Eligible RSUs”) will depend upon achievement of the performance goal set forth in the Performance Matrix (the “Performance Goal”), attached hereto as Exhibit B, during the applicable Performance Period.

The Eligible RSUs for a Tranche will vest on the last day of the thirteenth month after the last day of the applicable Performance Period (the “Vesting Date”) if Participant does not experience a Termination of Service before the Vesting Date.

Except to the extent provided in the “Vesting Acceleration” section of this Notice of Grant, if the Participant experiences a Termination of Service for any or no reason before he or she fully vests in these RSUs, the unvested RSUs will terminate according to the terms of Section 5 of this Agreement, and any fractional shares subject to the vested RSUs will be treated in accordance with Section 10.2 of the Plan.

Vesting Acceleration:

The vesting of the RSUs shall be subject to any vesting acceleration provisions applicable to the RSUs contained in any agreement between (a) Participant and (b) the Company or any Related Company.

[Signature page follows.]

The Participant’s signature below indicates that:

(i)	He or she agrees that this RSU award is granted under and governed by the terms and conditions of the Plan and this Agreement, including their exhibits and appendices.

(ii)

He or she understands that the Company is not providing any tax, legal, or financial advice and is not making any recommendations regarding his or her participation in the Plan or his or her acquisition or sale of shares of Common Stock.

(iii)

He or she has reviewed the Plan and this Agreement, has had an opportunity to obtain the advice of personal tax, legal, and financial advisors prior to entering into this Agreement, and fully understands all provisions of the Plan and Agreement. He or she will consult with his or her own personal tax, legal, and financial advisors before taking any action related to the Plan.

(iv)	He or she has read and agrees to each provision of Sections 11 and 12 of this Agreement.

(v)	He or she will notify the Company of any change to the contact address below.

PARTICIPANT

Signature

Address:

EXHIBIT A

TERMS AND CONDITIONS OF PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

1.    Grant. The Company grants the Participant an award of RSUs as described in the Notice of Grant.  If there is a conflict between the Plan, this Agreement, or any other agreement with the Participant governing these RSUs, those documents will take precedence and prevail in the following order: (a) any other agreement between the Company and the Participant governing these RSUs, including without limitation the Executive Employment Agreement between the Company and Participant (the “Executive Employment Agreement”), (b) the Plan and (c) the Agreement.

2.    Company’s Obligation to Pay. Each RSU is a right to receive a share of Common Stock on the date it vests. Until an RSU vests, the Participant has no right to payment of the share of Common Stock. Before a vested RSU is paid, the RSU is an unsecured obligation of the Company, payable (if at all) only from the Company’s general assets. A vested RSU will be paid to the Participant (or in the event of his or her death, to his or her estate) in whole shares of Common Stock as soon as practicable after vesting (but no later than 60 days following the vesting date), subject to him or her satisfying any obligations for Tax-Related Items (as defined in Section 8 of this Agreement) and any delay in payment required under Section 8 of this Agreement. The Participant cannot specify (directly or indirectly) the taxable year of the payment of any vested RSU under this Agreement.

3.    Vesting. These RSUs will vest only under the Vesting Schedule in the Notice of Grant, the “Vesting Acceleration” section of the Notice of Grant, Section 4 of this Agreement, the terms of the Executive Employment Agreement or Section 15.3 of the Plan. RSUs scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest if the Participant has had a Termination of Service prior to the time such vesting is scheduled to occur. The Vesting Schedule may be modified under Section 3.2(c) of the Plan if the Participant takes a leave of absence or has a reduction in hours worked.

4.    Committee Discretion. The Committee has the discretion to accelerate the vesting of any RSUs at any time, subject to the terms of the Plan. In that case, those RSUs will be vested as of the date specified by the Committee.

5.    Forfeiture upon Termination of Service. Except to the extent provided in the “Vesting Acceleration” section of the Notice of Grant, upon the Participant’s Termination of Service for any reason, these RSUs will immediately stop vesting and any of these RSUs that have not yet vested will be forfeited by the Participant upon: (a) the 30th day following the Termination of Service Date (or any earlier date on or following the Termination of Service Date determined by the Committee) if Participant’s Termination of Service is due to the Participant’s death or (b) the Termination of Service Date if Participant’s Termination of Service is for any reason other than the Participant’s death, in all cases, subject to applicable laws; provided however, that if Participant’s Termination of Service is an Involuntary Termination within the meaning of the Executive Employment Agreement, such that Participant is entitled to Cash Severance as provided therein, then acceleration of the vesting of these RSUs shall occur in accordance with Section 6(c) of the Executive Employment Agreement.

For purposes of the RSUs, the “Termination of Service Date” means the date on which the Participant last actively provides continuous services for a member of the Company Group (as defined below) (regardless of the reason such continuous service terminates and whether or not such termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is providing services or the terms of the Participant’s employment or service agreement, if any), however the Participant’s right to vest in these RSUs will be extended by any notice period provided in a contract between the Participant and his or her employer. The Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the RSUs (including whether the Participant may still be considered to be providing services while on a leave of absence).

6.    Death of Participant. Any distribution or delivery to be made to the Participant under this Agreement will, if he or she is then deceased, be made to the administrator or executor of his or her estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations that apply to the transfer.

7.    Change in Control. In the event of a Change in Control, after the determination of performance provided in the Change in Control section of Exhibit B, the acquiring corporation may, without the consent of the Participant, assume the Company’s rights and obligations under outstanding Eligible RSUs and adjust such awards to reflect the acquiring corporation’s stock. In the event that the acquiring corporation elects not to assume outstanding Eligible RSUs in connection with a Change in Control, or if the acquiring corporation is not a “publicly held corporation” within the meaning of Section 162(m) of the Code, the Eligible RSUs will vest and be settled by the Company through the issuance of shares of Stock immediately prior to the effective date of the Change in Control.

8.    Tax Obligations.

(a)    Tax Withholding.

(i)    The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account, and other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividends or other distributions paid on the Common Stock, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(ii)    Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make arrangements satisfactory to the Company and the Employer to satisfy any withholding obligations the Company or the Employer may have for Tax-Related Items. In this regard, the Participant authorizes the Company or the Employer, as applicable, and their respective agents, at their discretion, to satisfy any withholding obligation for Tax-Related Items by one or a combination of the following:

(1)    withholding from wages or other cash compensation payable to the Participant by the Company or the Employer;

(2)    requiring the Participant to tender a cash payment to the Company or the Employer;

(3)    by withholding from proceeds of a sale of shares of Common Stock acquired upon payment of these RSUs arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent); and

(4)    by reducing the number of shares of Common Stock otherwise deliverable to the Participant (in which case the Participant will be deemed to have been issued the full number of shares of Common Stock subject to the vested portion of the RSUs, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items).

(iii)    The Company may withhold or account for Tax-Related Items by considering minimum statutory withholding rates or other applicable withholding rates, including up to the maximum applicable rates for the Participant’s jurisdiction(s). If the maximum applicable rate for the Participant’s jurisdiction is used in connection with the withholding methods described in (3) or (4) above, the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in shares of Common Stock.

(iv)    If the Participant fails to make satisfactory arrangements for the payment of any Tax-Related Items under this Agreement when any of these RSUs otherwise are supposed to vest or Tax‑Related Items related to RSUs otherwise are due, he or she will permanently forfeit the applicable RSUs and any right to receive shares of Common Stock under such RSUs, and such RSUs will be returned to the Company at no cost to the Company.

(b)    Code Section 409A. This Section 8(b) does not apply if the Participant is not a U.S. taxpayer.

(i)    If the vesting of any RSUs is accelerated in connection with the Participant’s Termination of Service that is a “separation from service” within the meaning of Code Section 409A and (x) the Participant is a “specified employee” within the meaning of Code Section 409A at that time and (y) the payment of such accelerated RSUs would result in the imposition of additional tax under Code Section 409A if paid to the Participant within the 6-month period following such termination, then the accelerated RSUs will not be paid until the first day after the 6-month period ends.

(ii)    If the Participant experiences a Termination of Service due to death or the Participant dies after his or her Termination of Service, the delay under Section 8(b)(i) of this Agreement will not apply, and these RSUs will be paid in shares of Common Stock to the Participant’s estate as soon as practicable.

(iii)    All payments and benefits under this Agreement are intended to be exempt from Code Section 409A or comply with any requirements necessary to avoid the imposition of additional tax under Code Section 409A(a)(1)(B) so that none of these RSUs or shares of Common Stock issuable upon the vesting of RSUs will be subject to the additional tax imposed under Code Section 409A, and any ambiguities will be interpreted according to that intent.

(iv)    Each payment under this Agreement is a separate payment under Treasury Regulations Section 1.409A-2(b)(2).

9.    Forfeiture Events.

(a)    This RSU award will be subject to recoupment under any clawback policy in effect on the Date of Grant or that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. Unless this Section 9 is specifically mentioned and waived in any other document, no recovery of compensation under a clawback policy or otherwise will be an event that triggers or contributes to any right of the Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company and/or any Related Company (together, the “Company Group”).

(b)    If (i) the Participant (x) knowingly or through gross negligence engaged in the misconduct or knowingly or through gross negligence failed to prevent the misconduct or (y) is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, and (ii) the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under securities laws, the Participant must reimburse the Company the amount of any payment in settlement of this RSU award to the extent earned or accrued during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

10.    Rights as Stockholder. The Participant’s rights as a stockholder of the Company (including the right to vote and to receive dividends and distributions) will not begin until shares of Common Stock have been issued and recorded on the records of the Company or its transfer agents or registrars.

11.    Acknowledgements and Agreements. The Participant’s acceptance of these RSUs by entering into this Agreement indicates that:

(a)    HE OR SHE ACKNOWLEDGES AND AGREES THAT THE VESTING OF THESE RSUS IS EARNED ONLY BY CONTINUING SERVICE WITH THE COMPANY OR ANY RELATED COMPANY AND THAT BEING HIRED OR BEING GRANTED THESE RSUS WILL NOT RESULT IN VESTING.

(b)    HE OR SHE FURTHER ACKNOWLEDGES AND AGREES THAT THESE RSUS AND THIS AGREEMENT DO NOT CREATE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER OF THE COMPANY OR ANY RELATED COMPANY FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL AND DOES NOT INTERFERE IN ANY WAY WITH HIS OR HER RIGHT OR THE RIGHT OF THE EMPLOYER(S) TO TERMINATE HIS OR HER RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE, SUBJECT TO APPLICABLE LAWS.

(c)    The Participant acknowledges and agrees that the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying shares of Common Stock. The Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(d)    The Participant agrees that this Agreement and its incorporated documents reflect all agreements on its subject matters and that he or she is not accepting this Agreement based on any promises, representations, or inducements other than those reflected in the Agreement.

(e)    The Company may, in its sole discretion, decide to deliver any documents related to the RSUs awarded under the Plan or future RSUs that may be awarded under the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(f)    The Participant accepts that all good faith decisions or interpretations of the Committee regarding the Plan and Awards under the Plan are binding, conclusive, and final. No member of the Committee will be personally liable for any such decisions or interpretations.

12.    Nature of Grant. In accepting the RSUs, the Participant acknowledges, understands, and agrees that:

(a)    the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;

(b)    the grant of RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;

(c)    all decisions regarding future Awards or other grants, if any, will be in the Company’s sole discretion;

(d)    the Participant is voluntarily participating in the Plan;

(e)    the RSUs and any shares of Common Stock subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f)    the RSUs and any shares of Common Stock subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation for any purpose, including for calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits, or similar payments;

(g)    the future value of the shares of Common Stock underlying these RSUs is unknown, indeterminable, and cannot be predicted with certainty;

(h)    no claim or entitlement to compensation or damages from any forfeiture of these RSUs resulting from his or her Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where he or she is providing services to the Employer or the terms of his or her employment or service agreement, if any); and

(i)    no member of the Company Group shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of these RSUs or of any amounts due to him or her from the payment of these RSUs or the subsequent sale of any shares of Common Stock acquired upon such payment.

13.    Data Privacy Information and Consent.

The Company is located at 5555 NE Moore Court, Hillsboro, Oregon 97124 U.S.A. and grants employees of the Company and its Related Companies RSUs, at the Company’s sole discretion. By entering into this Agreement, the Participant voluntarily consents to the collection, use and transfer, in electronic or other form, of Data (as defined below) by and among, as applicable, the Employer(s), the Company and any member of the Company Group for the exclusive purpose of implementing, administering, and managing his or her participation in the Plan. Accordingly, the Participant should review the following information about the Company’s data processing practices.

(a)    Data Collection and Usage. The Company collects, processes and uses the Participant’s personal data, including the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all RSUs or other entitlement to shares of Common Stock canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), which the Company receives from the Participant or the Employer. If the Company offers the Participant a grant of RSUs under the Plan, then the Company will collect the Participant’s Data for purposes of allocating stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Participant’s Data would be the Participant’s consent.

(b)    Stock Plan Administration Service Providers. The Company transfers Data to E*TRADE, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Participant’s Data with another company that serves in a similar manner. The Company’s service provider will open an account for the Participant to receive and trade shares of Common Stock. The Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to the Participant’s ability to participate in the Plan.

(c)    International Data Transfers. The Company and its service providers are based in the United States. The Participant should note that his or her country may have enacted data privacy laws that are different from the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program, which is open to companies subject to Federal Trade Commission jurisdiction and which the Company does not participate with respect to employee data. The Company’s legal basis for the transfer of the Participant’s Data is the Participant’s consent.

(d)    Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This period may extend beyond the Participant’s period of employment with the Employer.

(e)    Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing the consents herein on a purely voluntary basis. If the Participant later seeks to revoke the Participant’s consent, the Participant’s salary from or employment with the Employer will not be affected solely by such actions of the Participant; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant RSUs or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan (including the right to retain these RSUs).

(f)    Data Subject Rights. The Participant may have a number of rights under data privacy laws in the Participant’s jurisdiction. Depending on where the Participant is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Participant can contact his or her local human resources representative.

14.    Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that he or she may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and the Participant’s country of residence, which may affect his or her ability to acquire or sell shares of Common Stock or rights to shares of Common Stock (e.g., RSUs) under the Plan during such time as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. The Participant is responsible for ensuring compliance with any applicable restrictions and should consult with his or her personal legal advisor on this matter.

15.    Foreign Asset/Account, Exchange Control, and Tax Reporting. The Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the RSUs, the acquisition, holding and/or transfer of shares of Common Stock or cash resulting from participation in the Plan and/or the opening and maintaining of a brokerage or bank account in connection with the Plan. The Participant may be required to report such assets, accounts, account balances and values, and/or related transactions to the applicable authorities in his or her country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting and other requirements. The Participant further understands that the Participant should consult his or her personal tax and legal advisors, as applicable on these matters.

16.    Miscellaneous.

(a)    Address for Notices. Any notice to be given to the Company under the terms of this Agreement must be addressed to the Company at Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, OR 97124, U.S.A. until the Company designates another address in writing.

(b)    Non-Transferability of RSUs. These RSUs may not be transferred other than by will or the laws of descent or distribution.

(c)    Binding Agreement. If any RSUs are transferred, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties to this Agreement.

(d)    Additional Conditions to Issuance of Stock. If the Company determines that the listing, registration, qualification, or rule compliance of the Common Stock on any securities exchange or under any U.S. or non-U.S. federal, state, or local law or tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of shares of Common Stock to the Participant (or his or her estate), the Company will try to meet the requirements of any such U.S. or non-U.S. federal, state, or local law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange, but the shares of Common Stock will not be issued until such conditions have been met in a manner acceptable to the Company.

(e)    Captions. Captions provided in this Agreement are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

(f)    Agreement Severable. If any provision of this Agreement is held invalid or unenforceable, that provision will be severed from the remaining provisions of this Agreement and the invalidity or unenforceability will have no effect on the remainder of the Agreement.

(g)    Country-Specific Provisions. These RSUs are subject to any additional terms and conditions set forth in the Country-Specific Provisions attached hereto as Exhibit C. If the Participant relocates to a country included in Exhibit C, the additional terms and conditions for that country will apply to him or her to the extent the Company determines that applying such terms and conditions is necessary or advisable for legal or administrative reasons. Exhibit C constitutes part of this Agreement.

(h)    Choice of Law; Choice of Forum. The Plan, this Agreement, these RSUs, and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under the Plan, the Participant’s acceptance of these RSUs is his or her consent to the jurisdiction of the State of Oregon and his or her agreement that any such litigation will be conducted in the state or federal courts located in the State of Oregon and no other courts, regardless of where he or she is performing services.

(i)    Language. The Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms and conditions of this Agreement. The Participant acknowledges and agrees that if he or she has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.

(j)    Modifications to the Agreement. The Plan and this Agreement constitute the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. The Company reserves the right to revise the Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Participant, to comply with Code Section 409A, to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection with these RSUs, or to comply with other applicable laws.

(k)    Waiver. The Participant acknowledges that a waiver by the Company of a breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of this Agreement by him or her.

EXHIBIT B

LATTICE SEMICONDUCTOR CORPORATION

2013 INCENTIVE PLAN

PERFORMANCE MATRIX

Performance-Based Vesting Component:

The number of Eligible RSUs (if any) in each Tranche will be determined based on the Company’s Revenue Growth during the applicable Performance Period as compared to the payment matrix.

“Revenue Growth” for a Performance Period is determined using the following formula rounding down to the closest .01.

“Organic Revenue” means revenue determined under generally accepted accounting principles (GAAP) less Revenue attributable to any acquired business either during the year of acquisition or the first full fiscal year following the fiscal year of acquisition. For avoidance of doubt, during the second fiscal year after the fiscal year of acquisition, Organic Revenue will include revenue attributable to acquired businesses.

“Baseline Revenue” for a Performance Period means the highest Organic Revenue for a fiscal year during the period beginning in fiscal 2020 and ending in the fiscal year prior to the start of a Performance Period; provided that where Organic Revenue includes revenue from an acquisition in a fiscal year the revenue from that acquisition in the prior year shall be included.

Except as provided under the section below entitled “Change in Control,” the number of Eligible RSUs (if any) in each Tranche will be determined based on the Revenue Growth for Performance Period, determined as follows:

Step 1: Calculate the Revenue Growth for the Performance Period.

Step 2: Calculate the number of RSUs that will become Eligible RSUs (if any) by determining the product of (x) the Applicable Percentage (in the table below) multiplied by (y) the Target Number of RSUs, with the number of resulting Eligible RSUs rounded to the nearest whole RSU.

The Applicable Percentage will be determined as follows:

Revenue Growth	Applicable Percentage of Target Number of RSUs That Become Eligible RSUs
Below 7%	None
7%	50%
10%	100%
20% or more	200%

If Revenue Growth is greater than 7% and falls between the thresholds set forth above, the Applicable Percentage will be determined based on a linear interpolation between the corresponding Applicable Percentages for such thresholds.

Step 3: Any portion of the Target Number of RSUs that do not become Eligible RSUs under Step 2, will be forfeited without payment of any consideration.

The Administrator’s determination as to the number of RSUs that become Eligible RSUs (if any) will be final and binding on Participant and any other holder of this Award and will be given the maximum deference permitted by Applicable Laws.

Change in Control:

Notwithstanding the foregoing section if Participant does not experience a Termination of Service before a Change in Control that occurs after the last day of the applicable Performance Period but before the Vesting Date, the number of RSUs in the Tranche applicable to that performance period that will become Eligible RSUs (if any) will be the number of RSUs determined at the last day of that Performance Period. If Participant does not experience a Termination of Service before a Change in Control that occurs before the last day of an applicable Performance Period, the number of RSUs in each Tranche that will become Eligible RSUs (if any) will be the Target Number of RSUs. The number of RSUs that were eligible to vest for measurement periods ending on or after the date of the Change in Control will be converted to restricted stock units at the Target Number of RSUs and will vest on the originally scheduled measurement dates, subject to Executive remaining a service provider to the Company or its successor through such dates.

EXHIBIT C

LATTICE SEMICONDUCTOR CORPORATION

2013 INCENTIVE PLAN

COUNTRY-SPECIFIC PROVISIONS FOR NON-U.S. PARTICIPANTS

Unless otherwise defined herein, capitalized terms used but not defined herein shall have the same meanings as set forth in the Plan or in the Terms and Conditions of Performance-Based Restricted Stock Unit Award, as applicable.

Terms and Conditions

This Exhibit C includes additional terms and conditions that govern these RSUs granted to the Participant under the Plan if he or she resides and /or works in one of the countries listed below. If the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working (or is considered as such for local law purposes), or if the Participant transfers employment and/or residency to a different country after the RSUs are granted, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will apply to the Participant.

Notifications

This Exhibit C may include information regarding certain issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other applicable laws in effect in the respective countries as of October 2019. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Exhibit C as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the RSUs vest or the Participant sells shares of Common Stock acquired under the Plan.

In addition, the information contained in this Exhibit C is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure him or her of a particular result. The Participant should seek appropriate professional advice as to how the applicable laws in his or her country may apply to his or her individual situation.

Finally, if the Participant is a citizen or resident of a country (or if the Participant is considered as such for local law purposes) other than the one in which he or she is currently residing and/or working, or if the Participant transfers employment to another country after these RSUs are granted, the information in this Exhibit C may not apply to him or her in the same manner, and the Committee will determine to what extent the terms and conditions in this Exhibit C apply.

CHINA

The following provisions apply only if the Participant is subject to exchange control restrictions imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion:

Terms and Conditions

Forfeiture Upon Termination of Service. Notwithstanding anything to the contrary in this Agreement, any shares of Common Stock held by the Participant at the time of Termination of Service must be sold by the Participant within six (6) months from the date of Termination of Service (for any reason) and thereafter the Participant shall have no entitlement to the underlying shares of Common Stock. If not sold by the Participant within such timeframe, the Company will force the sale of the shares of Common Stock as described in the Restriction on Sale of Shares section below.

Restriction on Sale of Shares. Due to local regulatory requirements, the Company reserves the right to force the sale of any shares of Common Stock issued upon settlement of the RSUs. The sale may occur (i) immediately upon issuance, (ii) following the Participant’s Termination of Service, (iii) following the Participant’s transfer of employment to the Company, or a Related Company outside China, or (iv) within any other timeframe as the Company determines to be necessary or advisable to comply with local regulatory requirements. The Participant is required to maintain any shares of Common Stock acquired under the Plan in an account at a broker designated by the Company (the “Designated Account”) and any shares of Common Stock deposited into the Designated Account cannot be transferred out of the Designated Account unless and until they are sold.

In order to facilitate the foregoing, the Company is authorized to instruct its designated broker to assist with the sale of the shares of Common Stock (on the Participant’s behalf pursuant to this authorization without further consent) and the Participant expressly authorizes the Company’s designated broker to complete the sale of such shares of Common Stock. The Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the shares of Common Stock at any particular price. Upon the sale of the shares of Common Stock, the Company will pay to the Participant the cash proceeds from the sale, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. If the shares of Common Stock acquired under the Plan are sold, the repatriation requirements described below shall apply.

Repatriation of Sale Proceeds and Dividends. The Participant understands and agrees that, due to exchange control laws in China, the Participant will be required to immediately repatriate to the SAFE Account described below the proceeds from the sale of shares of Common Stock that Participant acquires upon vesting of the RSUs. The Participant also understands and agrees that this repatriation requirement also applies to any dividends that are paid on the Common Stock, which must be repatriated to China at the time and in the manner established by the Company. The Participant further agrees that such proceeds and dividends must be transferred directly from the participant trust or other account established under the Plan to the dedicated foreign exchange account established by the Company or a Related Company in China and approved by SAFE or its local counterpart under applicable exchange control rules (the “SAFE Account”) before such proceeds and dividends can be remitted to the Participant. The Participant further agrees not to instruct or cause the Company to transfer such cash proceeds and dividends to any person, broker or entity other than the SAFE Account. The Participant further agrees to cooperate with and comply with any other requests made by the Company or the Employer in the future in order to facilitate compliance with the exchange control requirements in China. The Participant undertakes to reimburse the Company and any Related Company for any penalties or other charges that they may incur resulting from any failure by the Participant to ensure compliance with the requirements set forth in this paragraph. The Participant also understands that the Company will deliver such proceeds and dividends to the Participant as soon as possible, but that there may be delays in distributing the funds to the Participant due to exchange control requirements. The Participant understands that the proceeds and dividends may be paid to the Participant in U.S. dollars or in local currency, at the Company’s discretion. If the proceeds are paid in U.S. dollars, the Participant will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, the Company is under no obligation to secure any particular exchange conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions.

Finally, the Participant agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Notifications

Exchange Control Information. Chinese residents may be required to report to SAFE all details of their foreign financial assets and liabilities (including shares of Common Stock acquired under the Plan), as well as details of any economic transactions conducted with non-Chinese residents.

FRANCE

Terms and Conditions

Consent to Receive Information in English. By accepting the RSUs, the Participant confirms having read and understood the Plan and Agreement, which were provided in the English language. The Participant accepts the terms of those documents accordingly.

Consentement relatif à la réception d’informations en langue anglaise. En acceptant l’Attribution, vous confirmez avoir lu et compris le Plan et la Convention d’Attribution, qui ont été fournis en langue anglaise. Vous acceptez les termes de ces documents en connaissance de cause.

Notifications

Tax Information. The RSUs are not intended to qualify for special tax or social security treatment in France.

Foreign Asset/Account Reporting Information. If the Participant holds shares of Common Stock acquired under the Plan outside France or maintains a foreign bank account, the Participant is required to report such shares and/or account to the French tax authorities when filing his or her annual tax return.

GERMANY

Notifications

Exchange Control Information. German residents must electronically report cross-border payments in excess of €12,500 to the German Federal Bank (Bundesbank) on a monthly basis. In case of payments in connection with securities (including any proceeds realized upon the sale of shares of Common Stock or the receipt of any dividends), the report must be made by the fifth day of the month following the month in which the payment was received. The form of report (“Allgemeines Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de). The Participant should consult his or her personal advisor to ensure compliance with applicable reporting obligations.

Foreign Asset/Account Reporting Information. If the acquisition of shares of Common Stock under the Plan leads to a “qualified participation” at any point during the calendar year, the Participant will need to report the acquisition when the Participant files his or her tax return for the relevant year. A “qualified participation” is attained if (i) the value of the shares of Common Stock acquired exceeds €150,000 or (ii) in the unlikely event the Participant holds shares of Common Stock exceeding 10% of the total number of shares of Common Stock.

ITALY

Terms and Conditions

Plan Document Acknowledgment. In accepting the grant of RSUs, the Participant acknowledges that he or she has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.

The Participant further acknowledges that he or she has read and specifically and expressly approves the following sections of the Terms and Conditions of Performance-Based Restricted Stock Unit Award: Section 5 regarding “Forfeiture upon Termination of Service;” Section 8(a) regarding “Tax Withholding;” Section 12 regarding “Nature of Grant;” Section 13 regarding “Data Privacy Information and Consent;” Section 16(h) regarding “Choice of Law; Choice of Forum;” and Section 16(i) regarding “Language.”

Notifications

Foreign Asset/Account Reporting Notification. The Participant is required to report investments held abroad or foreign financial assets (e.g., cash, RSUs, and shares of Common Stock) that may generate income taxable in Italy on an annual tax return (UNICO Form, RW Schedule) or on a special form if no tax return is due, irrespective of their value. The same reporting duties apply to Italian residents who, even if they do not directly hold investments abroad or foreign financial assets (e.g., cash, RSUs and shares of Common Stock), are beneficial owners of the investment pursuant to Italian money laundering provisions. The Participant should consult his or her personal tax advisor for details regarding this requirement.

Foreign Financial Assets Tax Notification. The fair market value of any shares of Common Stock held outside Italy is subject to an annual foreign assets tax. The fair market value for this purpose is the value of the Common Stock on the Nasdaq Stock Market on December 31 of the year or, for shares disposed of during the course of the year, on the last day the Participant held the Common Stock (in such case, or when the shares of Common Stock are acquired during the course of the year, the tax is levied in proportion to the actual days of holding over the calendar year). The Participant should consult with his or her personal tax advisor about the foreign financial assets tax.

JAPAN

Notifications

Foreign Asset/Account Reporting Information. Japanese residents and foreign nationals with permanent residency in Japan are required to report details of any assets held outside Japan as of December 31 (including shares of Common Stock acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 each year. The Participant should consult with his or her personal tax advisor to ensure compliance with applicable reporting obligations.

KOREA

Notifications

Foreign Asset / Account Tax Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency). The Participant should consult with his or her personal tax advisor to ensure compliance with the applicable requirements.

PHILIPPINES

Securities Law Information. The RSUs are being offered pursuant to an exemption from registration under the Philippines Securities Regulation Code.

The Participant should be aware of the risks of participating in the Plan, which include (without limitation) the risk of fluctuation in the price of the Common Stock on the Nasdaq Stock Market and the risk of currency fluctuations between the U.S. Dollar and the Participant’s local currency. In this regard, the Participant should note that the value of any shares of Common Stock he or she may acquire under the Plan may decrease, and fluctuations in foreign exchange rates between the Participant’s local currency and the U.S. Dollar may affect the value of the RSUs or any amounts due to the Participant upon vesting and settlement of the RSUs or upon sale of any shares of Common Stock acquired by the Participant at settlement. The Company is not making any representations, projections or assurances about the value of the Common Stock now or in the future.

For further information on risk factors impacting the Company’s business that may affect the value of the Common Stock, the Participant should refer to the risk factors discussion in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov/, as well as on the Company’s website at http://ir.latticesemi.com/. In addition, the Participant may receive, free of charge, a copy of the Company’s Annual Report, Quarterly Reports or any other reports, proxy statements or communications distributed to the Company’s stockholders by contacting the Company at the address below:

Lattice Semiconductor Corporation

5555 NE Moore Court

Hillsboro, Oregon 97124 U.S.A.

+1 (503) 268-8000

SINGAPORE

Terms and Conditions

Restriction on Sale of Shares. The RSUs are subject to section 257 of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and the Participant will not be able to make any subsequent offer to sell or sale of the shares of Common Stock in Singapore, unless such offer or sale is made (1) after six (6) months from the date the RSUs are granted or (2) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Notifications

Securities Law Notice. The offer of the Plan, the grant of the RSUs, and the issuance of the underlying shares of Common Stock at vesting are being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Chief Executive Officer and Director Notification. The Participant understands and acknowledges that if he or she is the Chief Executive Officer (“CEO”), director, associate director or shadow director of a Related Company in Singapore, the Participant is subject to certain notification requirements under the Singapore Companies Act, regardless of whether the Participant is a Singapore resident or employed in Singapore. Among these requirements is an obligation to notify the Singapore Related Company in writing when the Participant receives an interest in the Company (e.g., the RSUs or shares of Common Stock). In addition, the Participant must notify the Singapore Related Company when the Participant sells shares of Common Stock (including when the Participant sells shares of Common Stock acquired under the Plan). These notifications must be made within two days of acquiring or disposing of any interest in the Company. In addition, a notification must be made of the Participant’s interests in the Company within two days of becoming a CEO, director, associate director or shadow director.

TAIWAN

Terms and Conditions

Data Privacy. The Participant hereby acknowledges that he or she has read and understood the terms regarding collection, processing and transfer of Data contained in Section 13 of the Terms and Conditions of Performance‑Based Restricted Stock Unit Award and agrees that, by accepting the RSUs, the Participant is agreeing to such terms. In this regard, upon request of the Company or the Employer, the Participant agrees to provide an executed data privacy consent form to the Employer or the Company (or any other agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in his or her country, either now or in the future. The Participant understands that he or she may not be able to participate in the Plan if the Participant fails to execute any such consent or agreement.

Notifications

Securities Law Information. The RSUs and the shares of Common Stock to be issued pursuant to the Plan are available only for employees and certain service providers. It is not a public offer of securities by a Taiwanese company. Therefore, it is exempt from registration in Taiwan.

Exchange Control Information. The Participant may acquire and remit foreign currency (including proceeds from the sale of shares of Common Stock or the receipt of dividends) up to US$5,000,000 per year without justification. However, if the transaction amount is TWD500,000 or more in a single transaction, the Participant must submit a Foreign Exchange Transaction Form and provide supporting documentation to the satisfaction of the remitting bank.

UNITED KINGDOM

Terms and Conditions

RSUs Payable Only in Common Stock. Notwithstanding anything to the contrary in the Plan, the RSUs shall be paid in shares of Common Stock only and do not provide the Participant with any right to receive a cash payment. This provision is without prejudice to the application of Section 8(a) of the Terms and Conditions of Performance‑Based Restricted Stock Unit Award.

Responsibility for Taxes. The following provisions supplement Section 8(a) of the Terms and Conditions of Performance‑Based Restricted Stock Unit Award:

Without limitation to Section 8(a) of the Terms and Conditions of Performance‑Based Restricted Stock Unit Award, the Participant agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or, if different, the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company or the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.

Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply if the indemnification is viewed as a loan. In such case, if the amount of any income tax due is not collected from or paid by the Participant within 90 days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income taxes may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company or the Employer, as applicable, any employee NICs due on this additional benefit, which the Company or the Employer may recover from the Participant by any of the means referred to in Section 8(a) of the Terms and Conditions of Performance‑Based Restricted Stock Unit Award.